Filed Pursuant to Rule 433

Registration Statement Nos.

333-290665 and 333-290665-01

BofA Finance LLC

Fully and Unconditionally Guaranteed by Bank of America Corporation

Market Linked Securities

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Class A Common Stock of Alphabet Inc. and the Class A Common Stock of Meta Platforms, Inc. due September 6, 2029
Term Sheet to Preliminary Pricing Supplement dated August 26, 2026

Summary of Terms

Issuer and Guarantor:	BofA Finance LLC (“BofA Finance” or “Issuer”) and Bank of America Corporation (“BAC” or the “Guarantor”)
Underlying Stocks:	The Class A Common Stock of Alphabet Inc. and the Class A Common Stock of Meta Platforms, Inc.
Pricing Date*:	August 31, 2026
Issue Date*:	September 3, 2026
Maturity Date*:	September 6, 2029
Denominations:	$1,000 and any integral multiple of $1,000.
Automatic Call:

If the stock closing price of the Lowest Performing Underlying Stock on any Call Date is greater than or equal to its Starting Price, the Securities will be automatically called for the principal amount plus the Call Premium applicable to that Call Date.

Call Dates* and Call Premiums:

The Call Premium applicable to each Call Date will be a percentage of the principal amount that increases for each Call Date based on a simple (non-compounding) return of at least approximately 26.75% per annum (to be determined on the Pricing Date). See “Call Dates and Call Premiums” on page 2.

Lowest Performing Underlying Stock:	The Lowest Performing Underlying Stock on any Call Date is the Underlying Stock with the lowest Performance Factor on that Call Date.
Performance Factor:	With respect to an Underlying Stock on any Call Date, its stock closing price on such Call Date divided by its Starting Price (expressed as a percentage).
Call Settlement Date:	Three business days after the applicable Call Date.
Maturity Payment Amount (per Security):

If the Securities are not automatically called, you will receive a Maturity Payment Amount that could be equal to or less than the principal amount per Security:

●If the Ending Price of the Lowest Performing Underlying Stock on the Final Calculation Day is less than its Starting Price but greater than or equal to its Threshold Price: $1,000; or

●If the Ending Price of the Lowest Performing Underlying Stock on the Final Calculation Day is less than its Threshold Price:

$1,000 × Performance Factor of the Lowest Performing Underlying Stock on the Final Calculation Day

Starting Price:	For each Underlying Stock, its stock closing price on the Pricing Date
Ending Price:	For each Underlying Stock, its stock closing price on the Final Calculation Day
Threshold Price:	For each Underlying Stock, 60% of its Starting Price.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Underwriting Discount**:

Up to 2.575% per Security; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 2.00% per Security and WFA may receive a distribution expense fee of 0.075% per Security.

CUSIP:	09712GB29
Material Tax Consequences:	See the preliminary pricing supplement.
*Subject to change. ** In addition, selected dealers may receive a fee of up to 0.30% per Security for marketing and other services.

Hypothetical Payout Profile***

Hypothetical Payment at Maturity
Index
First Call Date
Thirteenth Call Date
Final Call Date
Final Call Date (Call Premium: 80.25%)
Thirteenth Call Date (Call Premium: 53.50%)
First Call Date (Call Premium: 26.75%)
40% Contingent Downside Protection
Security Return
100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
Hypothetical Percentage Change in the Closing Level of the Least Performing Underlying from Pricing Date to Applicable Call Date

*** Not all call dates reflected; reflects only the first, thirteenth and final call dates for illustrative purposes only; assumes a Call Premium equal to the lowest possible Call Premium that may be determined on the Pricing Date.

If the Securities are not automatically called and the Ending Price of the Lowest Performing Underlying Stock on the Final Calculation Day is less than its Threshold Price, you will lose more than 40%, and possibly all, of the principal amount of your Securities on the Maturity Date.

Any positive return on the Securities will be limited to any applicable Call Premium, even if the stock closing price of the Lowest Performing Underlying Stock on the applicable Call Date significantly exceeds its Starting Price. You will not participate in any appreciation of any Underlying Stock beyond any applicable Call Premium.

The initial estimated value of the Securities as of the pricing date is expected to be between $915.00 and $965.00 per Security, which is less than the public offering price. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-10 of the accompanying preliminary pricing supplement and “Structuring the Securities” on page PS-22 of the accompanying preliminary pricing supplement for additional information.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/70858/000191870426024928/form
424b2.htm

The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-10 of the accompanying preliminary pricing supplement and in “Risk Factors” beginning on page PS-6 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the Securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Call Dates and Call Premiums

Call Date	Call Premium†	Call Date	Call Premium†
September 3, 2027	At least 26.750% of the principal amount	October 3, 2028	At least 55.729% of the principal amount
October 4, 2027	At least 28.979% of the principal amount	November 3, 2028	At least 57.958% of the principal amount
November 3, 2027	At least 31.208% of the principal amount	December 4, 2028	At least 60.188% of the principal amount
December 3, 2027	At least 33.438% of the principal amount	January 3, 2029	At least 62.417% of the principal amount
January 3, 2028	At least 35.667% of the principal amount	February 5, 2029	At least 64.646% of the principal amount
February 3, 2028	At least 37.896% of the principal amount	March 5, 2029	At least 66.875% of the principal amount
March 3, 2028	At least 40.125% of the principal amount	April 3, 2029	At least 69.104% of the principal amount
April 3, 2028	At least 42.354% of the principal amount	May 3, 2029	At least 71.333% of the principal amount
May 3, 2028	At least 44.583% of the principal amount	June 4, 2029	At least 73.563% of the principal amount
June 5, 2028	At least 46.813% of the principal amount	July 3, 2029	At least 75.792% of the principal amount
July 3, 2028	At least 49.042% of the principal amount	August 3, 2029	At least 78.021% of the principal amount
August 3, 2028	At least 51.271% of the principal amount	August 31, 2029 (the “Final Calculation Day”)	At least 80.250% of the principal amount
September 5, 2028	At least 53.500% of the principal amount

† to be determined on the Pricing Date.

Selected Risk Considerations

The risks set forth below, as well as additional risks related to this investment, are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement.  Please review those risk disclosures carefully.

●Your investment may result in a loss; there is no guaranteed return of principal.

●Any positive investment return on the Securities is limited.

●The Securities do not bear interest.

●The amount payable upon an automatic call or the Maturity Payment Amount, as applicable, will not reflect the prices of the Underlying Stocks other than on the Call Dates.

●The Securities are subject to a potential automatic call, which would limit your ability to receive further payment on the Securities.

●Because the Securities are linked to the lowest performing (and not the average performance) of the Underlying Stocks, you may not receive any return on the Securities and may lose a significant portion or all of your principal amount even if the stock closing price of one Underlying Stock is always greater than or equal to its Starting Price or Threshold Price.

●Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity.

●A Call Settlement Date and the Maturity Date may be postponed if a Call Date is postponed.

●Any payment on the Securities is subject to the credit risk of BofA Finance, as issuer, and BAC, as Guarantor, and actual or perceived changes in BofA Finance’s or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Securities.

●We are a finance subsidiary and, as such, have no independent assets, operations or revenues.

●The public offering price you pay for the Securities will exceed their initial estimated value.

●The initial estimated value does not represent a minimum or maximum price at which BofA Finance, BAC, BofAS or any of our other affiliates or Wells Fargo Securities, LLC (“WFS”) or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time.

●BofA Finance cannot assure you that a trading market for your Securities will ever develop or be maintained.

●The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.

●Trading and hedging activities by BofA Finance, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may adversely affect your return on the Securities and their market value.

●There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.

●Any payments on the Securities and whether the Securities are automatically called will depend upon the performance of the Underlying Stocks, and therefore the Securities are subject to the following risks, each as discussed in more detail in the accompanying product supplement.

oThe Securities may become linked to the common stock of a company other than an original Underlying Stock Issuer.

oWe cannot control actions by an Underlying Stock Issuer.

oWe and our affiliates have no affiliation with any Underlying Stock Issuer and have not independently verified any public disclosure of information.

oYou have limited anti-dilution protection.

●The U.S. federal income and estate tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.

This term sheet is a summary of the terms of the Securities and factors that you should consider before deciding to invest in the Securities. BofA Finance and BAC have filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read this term sheet together with the Preliminary Pricing Supplement dated August 26, 2026, Product Supplement No. WF-1 dated December 8, 2025 and Prospectus Supplement and Prospectus each dated December 8, 2025 to understand fully the terms of the Securities and other considerations that are important in making a decision about investing in the Securities. If the terms described in the accompanying preliminary pricing supplement are inconsistent with those described herein, the terms described in the accompanying preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, any agent or any dealer participating in this offering will arrange to send you the accompanying preliminary pricing supplement, product supplement No. WF-1 and prospectus supplement and prospectus if you so request by calling toll-free at 1-800-294-1322.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

2